                                                                    EXHIBIT 10.3



                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), is entered into this 10th day of February, 1997, by and between RAMIE A. TRITT, M.D., an individual resident of the State of Georgia (hereinafter referred to as "Executive"), and PHYSICIANS' SPECIALTY CORP., a corporation organized under the laws of the State of Delaware (hereinafter referred to as "Company") to amend, restate and replace the agreement entered into November 26, 1996 (the "Prior Agreement");


                              W I T N E S S E T H:

         WHEREAS, the parties wish to amend, restate and replace the Prior Agreement in its entirety with this Agreement;

         WHEREAS, Company is engaged in the business (the "Business") of providing management and business services to, and acquiring assets of, physician practices;

         WHEREAS, the Board of Directors of Company (the "Board of Directors") recognizes Executive's substantial skills and expertise in the Business and desires to provide for the employment of Executive on the terms and conditions herein provided;

         WHEREAS, Executive is willing to commit himself to serve Company on the terms and conditions herein provided; and

         WHEREAS, in order to effect the foregoing, Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1.        SCOPE OF EMPLOYMENT.

         1.1 EMPLOYMENT. Subject to terms hereof, Company hereby agrees to the employment of Executive during the "Term" (as defined in Section 2.1), and Executive hereby accepts such employment. Executive shall hold the offices of Chairman and President and, as such, shall perform the executive-level services (collectively, "Services") described in Company's Bylaws and as delegated to him by the Board of Directors. Such duties shall include, among others, initiating, evaluating and consummating strategic acquisitions on behalf of Company. Company agrees to nominate Executive for membership on the Board of Directors (and as Chairman of the Board) for the duration of the Term, and, if Executive is elected as a director, he shall be entitled to serve on the Compensation and Executive Committees of the Board of Directors (if such committees are established). Executive's serving on the Board of Directors shall be deemed to be part of the "Services". Executive shall initially devote approximately fifty percent (50%) of Executive's business time, energy and skill (subject to increases as outlined in Section 3 as approved by the Company's Board of Directors) to performing his obligations hereunder and shall perform his obligations hereunder diligently, faithfully and to the best of his abilities.

         1.2 PLACE OF PERFORMANCE. During the Term, Executive shall be based in Atlanta, Georgia at the principal executive offices of Company, except for reasonably required travel on business.

         1.3 COMPLIANCE WITH POLICIES. Subject to the terms of this Agreement, during the Term Executive shall comply in all material respects with all policies and procedures applicable to senior executives of Company generally and to Executive specifically.

         SECTION 2.        TERM; TERMINATION.

         2.1 TERM. The initial term of Executive's employment under this Agreement (the "Initial Term") shall be a five (5) year period commencing on the date when the registration statement for the issuance of shares of common stock of the Company is declared effective by the Securities and Exchange Commission (the "Effective Date"). If the Effective Date shall not have occurred by March 31, 1997, either Executive or Company may terminate this Agreement on written notice to the other. After the Initial Term, Executive's employment under this Agreement shall automatically renew for successive additional one (1) year ("Renewal Terms") terms (the Initial Term and any Renewal Terms being collectively referred to as the "Term"). The Term shall be subject to termination in accordance with Section 2.2.

         2.2      TERMINATION.

                  (a) DEATH. This Agreement shall automatically and immediately terminate upon the death of Executive.

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                  (b) DISABILITY. This Agreement may be terminated by either party hereto upon written notice to the other in the event Executive becomes "Disabled" (as hereinafter defined). For purposes of this Agreement, "Disabled" shall be defined as either: (a) the reasonable, good faith determination by an independent physician selected by the Board of Directors of Company that due to a mental or physical impairment or disability, Executive has been incapable or unable, even with reasonable accommodations, to fully perform the material duties performed by Executive for Company immediately prior to such disability for a period of at least one hundred eighty (180) days in the aggregate (although not necessarily consecutively) within any consecutive three hundred sixty-five (365)-day period; or (b) a determination that Executive is disabled pursuant to the terms of any long-term disability insurance policy which Company or Executive has purchased and which covers Executive.

                  (c) CAUSE. In addition to any other rights or remedies available to Company at law, in equity or pursuant hereto, Company may, in its sole discretion, terminate Executive's employment for "Cause" (as hereinafter defined) effective immediately upon delivery of written notice to Executive. For purposes of this Agreement, "Cause" shall mean any of:

                           (i) the imposition by any governmental authority of
                  any material restriction or limitation on Executive's ability to perform his services hereunder;

                           (ii) (A) Executive has committed an act constituting
                  fraud, deceit or intentional material misrepresentation with respect to Company or any client, customer or supplier of Company; (B) Executive has embezzled funds or assets from Company or any client or customer of Company; or (C) Executive has engaged in willful misconduct or gross negligence;

                           (iii) Executive's breach or default in the
                  performance of any material provision of this Agreement which Executive has not cured or corrected to Company's reasonable satisfaction within thirty (30) days after receiving notice of such breach or default (provided that any breach by Executive of any obligation under Section 5.4 shall be grounds for immediate termination "For Cause" without any notice or right to cure or correct); or

                           (iv) Executive's conduct is materially detrimental to
                  the reputation, character or standing of Company which Executive has not cured or corrected to Company's reasonable satisfaction within ten (10) days after receiving notice thereof.

         (d)      DISCRETIONARY TERMINATION.

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                           (i)Either Company or Executive may terminate the Term
                  effective as of the end of the Initial Term or the then-current Renewal Term by providing the other with written notice of termination at least sixty (60) days prior to the end of the Initial Term or then current Renewal Term, as the case may be. In the event of Termination under this Section 2.2(d)(i), Executive shall not be entitled to any severance benefit under Section 6.

                           (ii) The Company shall have the right to terminate
                  the Term and Executive's employment hereunder without cause at any time upon notice to Executive. In such event, Executive shall be entitled to the severance benefit provided in Section 6(b), unless such termination without cause follows a Change of Control, in which event Executive shall be entitled to the severance benefit provided in Section 6(c).

         (E) CHANGE OF CONTROL. Executive may terminate the Term following a Change of Control (as defined in Section 6(c)), by providing Company at least thirty (30) days prior written notice of termination.

         (F) GOOD REASON. Executive shall have the right to terminate this Employment Agreement for "Good Reason." For purposes hereof, Good Reason shall be limited to the repeated material breach by the Company of its material obligations to Executive which the Company fails to correct or cure within a period of forty-five (45) days after being provided with written notice by Executive of such material breach.

         SECTION 3.        CASH COMPENSATION; EXPENSE.

         3.1 BASE SALARY. Subject to the limitation set forth in Section 3.3, Executive shall be paid a base salary (the "Base Salary") during the Term at an initial rate of Three Hundred Fifty Thousand Dollars ($350,000) per twelve (12) month period. The Base Salary shall be (a) payable in equal installments on the schedule that Company may implement from time to time for general payroll purposes, and (b) subject to any withholdings and deductions required by applicable law. The $350,000 Base Salary assumes that Executive will devote approximately fifty percent (50%) of his business time each week (2.5 days) to performing the Services (as opposed to performing clinical work). If Executive, with the approval of the Board of Directors, increases the proportion of business time devoted to performing the Services, then subject to the limitation in Section 3.3, his Base Salary shall be increased as follows:

                                        Executive Work
          Base Salary    % Services       Week Days
          -----------    ----------       ---------

           $350,000           50%             2.5
           $410,000           70%             3.5
           $470,000           90%             4.5
           $500,000          100%             5.0

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In the event Executive provides full time (100%) services to the Company and the
Company has achieved quarterly pre-tax income of $1.750 million, Executive's
Base Salary for full-time services will be increased to $600,000 per annum.

         3.2 BONUS. During the Term, Executive shall be eligible to be considered for a periodic bonus (the "Bonus") of up to 50% of his Base Salary per annum, based on Company's meeting certain milestones relating to such matters as practice acquisitions, consolidated operating income levels, consummation of follow-on financings and management team development; provided, however, that the Bonus shall be subject to the Compensation Committee of the Board of Directors adopting and ratifying such a bonus program and approving the periodic Bonus grants to Executive.

         3.3 COMPENSATION LIMIT. Notwithstanding the foregoing, in the event Executive receives compensation from New Atlanta Ear, Nose & Throat Associates, P.C. ("NAENT") in excess of Nine Hundred Seventy Thousand Dollars ($970,000) in any 12-month period commencing with the Effective Date or any anniversary of the Effective Date, Executive's Base Salary for such 12-month period under Section
3.1 of this Agreement shall be reduced dollar for dollar in the amount of such excess.

         SECTION 4.        ADDITIONAL EXECUTIVE BENEFITS.

         4.1 BENEFIT PLANS. During the Term, Executive shall be entitled to participate in the group medical, 401k and the other employee benefit plans adopted by the Board of Directors (or appropriate committee thereof) for participation by Executive subject to the terms and conditions of such plans (collectively, the "Benefit Plans"). Company shall have the right to purchase in Executive's name a "key man" life insurance policy naming Company as sole beneficiary under the policy. Company shall be the sole owner of such policy.

         4.2 VACATION. Executive shall be entitled to three (3) paid weeks of vacation per year during the Term, to be accrued and taken in accordance with a policy that is consistent with Company's normal vacation policy applicable to senior executive employees.

         5.  NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANTS.

         5.1 DEFINITIONS. For purposes of this Section 5, the following terms shall have the following respective meanings:

                  (a) "Competitive Position" shall mean (i) the direct or indirect equity ownership (excluding ownership of less than 5% of the equity of an entity whose equity

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         is listed on a major U.S. exchange or traded on the NASDAQ over-the-counter market) or control of all or any portion of a "Competitor" (as hereinafter defined), or (ii) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any Competitor whereby Executive is required to perform services substantially similar to those that he is to perform for Company hereunder. A Competitive Position shall not include, however, Executive's employment by New Atlanta Ear, Nose & Throat Associates, P.C. ("NAENT") to the extent his services are limited to practicing medicine and administering NAENT's practice as an employee of NAENT.

                  (b) "Competitor" shall refer to any person or entity engaged, wholly or partly, in the Business.

                  (c) "Confidential Information" shall mean any and all proprietary and confidential data or information of Company or any of its affiliates, other than "Trade Secrets" (as hereinafter defined), which is of tangible or intangible value to Company or any of its affiliates and is not public information or is not generally known or available to Company's competitors but is known only to Company or its affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended.

                  (d) "Restricted Territory" shall mean all areas within a twenty (20) mile radius of the Company's principal office in Atlanta, Georgia. The Parties intend for the "Restricted Territory" during the entire Term to include a twenty (20) mile radius of all other United States cities where Company is engaged in the Business, throughout which territory the parties acknowledge Executive will be performing his employment responsibilities on behalf of Company. As of the Effective Date, those cities include Atlanta, Georgia. If applicable law permits a deemed or automatic amendment to the definition of "Restricted Territory," then as soon as Company begins to engage in the Business in any additional city, the definition of "Restricted Territory" under this Agreement shall be deemed automatically amended to include the city limits of any such additional cities and a twenty
         (20) mile radius of those cities. If applicable law does not permit a deemed or automatic amendment to the definition of "Restricted Territory" under those circumstances, then the Parties agree that when Company begins to engage in Business in additional cities, they will promptly execute amendments to this Agreement to include those additional cities in the definition of "Restricted Territory."

                  (e) "Trade Secrets" shall mean all knowledge, data and information of Company or any of its affiliates which is defined as a "trade secret" under applicable law.

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                  (f) "Work Product" shall mean all work product, property,
         data, documentation, "know-how", concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Executive in connection with the performance of his services hereunder.

         5.2 ACKNOWLEDGMENTS. Executive hereby acknowledges and agrees that during the term of this Agreement (i) Executive will frequently be exposed to certain Trade Secrets and Confidential Information; (ii) Executive's responsibilities on behalf of Company will extend to all geographical areas of the Restricted Territory; and (iii) any competitive activity on Executive's part during the Term, or any competitive activity on Executive's part in the Restricted Territory for a reasonable period thereafter, would necessarily involve Executive's use of Company's Trade Secrets and Confidential Information and would unfairly threaten Company's legitimate business interests, including its substantial investment in the proprietary aspects of its business and its associated goodwill. Moreover, Executive acknowledges that, in the event of the termination of this Agreement, Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 5. Therefore, Executive acknowledges and agrees that it is reasonable for Company to require Executive to abide by the covenants set forth in this Section 5. The parties acknowledge and agree that if the nature of Executive's responsibilities for or on behalf of Company or the geographical areas in which Executive must fulfill such responsibilities materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 5.

         5.3      NONDISCLOSURE; OWNERSHIP OF PROPRIETARY PROPERTY.

                  (a) In recognition of Company's need to protect its legitimate business interests, Executive hereby covenants and agrees that: (A) with regard to each item constituting a Trade Secret, at all times during which such item shall constitute a Trade Secret (before or after the Term); and (B) with regard to any Confidential Information, at all times during the term of this Agreement and for a period of three (3) years following the expiration or termination of the Term for any reason, Executive shall regard and treat each item constituting a Trade Secret and all Confidential Information as strictly confidential and wholly owned by Company and will not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party for any purpose other than in connection with his performance of services for the Company or as required by applicable law.

                  (b) Executive shall immediately notify Company of any intended or unintended, unauthorized disclosure or use of any Trade Secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with Company in the procurement of any protection of Company's rights to or in any of the Trade Secrets or Confidential Information.

                  (c) Immediately upon expiration or termination of the Term for any reason, or if notice of termination is required hereunder, upon receipt of such notice, or at any time after such termination or notice upon the specific request of Company, Executive shall return to Company all written or descriptive materials of any kind in Executive's possession or to which Executive has access that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

                  (d) To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended) and owned exclusively by Company. Executive hereby unconditionally and irrevocably transfers and assigns to Company all rights, title and interest Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Executive agrees to execute and deliver to Company any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in Company.

         5.4 NON-COMPETITION. In recognition of Company's need to protect its legitimate business interests, Executive hereby covenants and agrees that during the Term, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position. Executive further agrees that for eighteen (18) months following expiration or termination of the Term for any reason other than termination by Executive for Good Reason, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position within the Restricted Territory (other than action to reject an offer of a Competitive Position or to notify Company of the offer pursuant to the requirements of the next sentence of this Section 5.4). Executive shall notify Company promptly in writing if Executive receives an offer of a Competitive Position within eighteen (18) months following expiration or termination of the Term for any reason, and such notice shall describe all salient terms of such offer.

         5.5 NON-SOLICITATION OF CUSTOMERS. Executive hereby covenants and agrees that (i) during the Term, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any medical practice managed by Company (a "Managed Practice") or actively sought prospective Managed Practice for the purpose of providing such Managed Practice or actively sought

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

prospective Managed Practice with management services competitive with those offered by Company; and (ii) for a period of two (2) years following expiration or termination of the Term for any reason other than termination by Executive for Good Reason, Executive will not, either directly or indirectly, alone or in conjunction with a Competitor or any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any Managed Practice or actively sought prospective Managed Practice for the purpose of providing (or having a Competitor or any other person provide) such Managed Practice or actively sought prospective Managed Practice with management services competitive with those offered by Company. Executive shall promptly notify Company in writing if: (A) during the two (2) years following the expiration or termination of the Term for any reason, Executive is contacted by any Managed Practice or actively sought prospective Managed Practice with a request that Executive provide Managed Practice with any management services; and (B) provision of such services, as requested, would constitute a violation of Executive's covenants in this Section 5. Such notice shall include all salient information associated with such customer's request, including, without limitation, the identity of such Managed Practice, the exact services or products requested and the party or parties on behalf of such Managed Practice who contacted Executive.

         5.6 NONSOLICITATION OF COMPANY PERSONNEL. Executive hereby agrees that during the Term, except to the extent that he is required to do so in connection with his responsibilities hereunder, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of Company to terminate, alter or lessen such party's affiliation with Company or to violate the terms of any agreement or understanding between such party and Company. Executive further agrees that during the two (2) year period following expiration or termination of the Term for any reason other than termination by Executive for Good Reason, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any "key" (as that term is hereinafter defined) employee, consultant, contractor or other personnel of Company located in the Restricted Territory to terminate, alter or lessen that party's affiliation with Company or to violate the terms of any agreement or understanding between such party and Company. For purposes of the preceding sentence "key" employees, consultants, contractors or other personnel of Company are those with knowledge of or access to Company's Trade Secrets or Confidential Information.

         5.7 REMEDIES. Executive agrees that damages at law for Executive's violation of any of the covenants in this Section 5 would not be an adequate or proper remedy and that, should Executive violate or threaten to violate any of the provisions of such covenants, Company or its successors or assigns shall be entitled to obtain a temporary or permanent injunction against Executive in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation.


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         5.8 PARTIAL ENFORCEMENT. Company has attempted to limit the rights of
Executive to compete only to the extent necessary to protect Company from unfair competition. Company, however, agrees that, if the scope of enforceability of any of these restrictive covenants is in any way disputed at any time, a court or other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

         5.9 SURVIVAL. Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 5 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

         SECTION 6.        RIGHTS ON TERMINATION

                  (a) If Executive voluntarily resigns his employment or is terminated for Cause, or dies or is terminated due to becoming Disabled, Executive shall be entitled only to receive any salary and bonus amounts that have accrued prior to the effective date of termination of the Term (the "Termination Date").

                  (b) If Company terminates the Term pursuant to Section 2.2(d)(ii), or if Executive terminates the Term following a Change of Control pursuant to Section 2.2(e), Executive shall be entitled to: (a) all salary and bonus amounts accrued through the Termination Date, and
         (b) payment, for a period of twelve (12) months following the Termination Date, of an amount equal to: (i) Executive's base salary as of the Termination Date (with such payments to be made at such times as they would be made if Executive's employment continued for an additional year) LESS (ii) any salary or other amounts that Executive is paid by any other person during that twelve month period other than salary or amounts paid to Executive by NAENT (and in the event Executive does not increase his work time at NAENT, Executive hereby agrees to take reasonably diligent action to secure employment as soon as practicable after any such termination from Company and to otherwise mitigate his losses resulting from the loss of salary from Company). Executive's rights to any of the compensation or benefits identified in the preceding sentence shall be subject to Executive's compliance in all respects of each of Executive's obligations under this Agreement.

                  (c) In the event that Company (or Company's successor) following a Change of Control (as defined below) terminates Executive's employment other than pursuant to an express termination right under Sections 2.2(a), (b) or (c) of this Agreement, Executive shall be entitled to severance compensation in the form of a lump sum payment in an amount equal to two (2) times the taxable compensation received by Executive during the most recently concluded fiscal year of Company. For purposes of

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         this Agreement, "Change of Control" shall mean the acquisition by any single person or entity or related persons or entities of more than fifty percent (50%) of the outstanding and issued common stock of Company following an initial public offering of Company's common stock.

         SECTION 7.        MISCELLANEOUS.

         7.1 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, representatives, heirs, and permitted assigns.

         7.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         7.3 HEADINGS. The titles, captions and headings contained in this Agreement are inserted by convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

         7.4 NOTICES.

         (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by facsimile or by a recognized national overnight courier service as set forth below:

     If to Company:      Physicians' Specialty Corporation
                                  3414 Peachtree Road, Suite 238
                                  Atlanta, Georgia  30326
                                  Fax No.: (404) 816-1456
                                  Attn: Gerald R. Benjamin

     with a copy to:     Troutman Sanders LLP
                                  600 Peachtree Street, N.E.
                                  5200 NationsBank Plaza
                                  Atlanta, Georgia 30308-2216
                                  Fax No.: 404-885-3900
                                  Attn: Richard H. Brody, Esq.

     If to Executive:    Ramie A. Tritt, M.D.
                                  5555 Peachtree Dunwoody Road, Suite 235
                                  Atlanta, Georgia  30342
                                  Fax No.: (404) 250-0162

     with a copy to:     Robert Goldberg, Esq.
                                  Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. 3490 Piedmont Road, Suite 400
                                  Atlanta, Georgia  30305
                                  Fax No.: (404) 233-2188


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

         (b) Notices delivered pursuant to this Section 7.4(a) hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being deposited in the mail, if mailed; one (1) business day after being sent, if faxed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

         (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party hereto in accordance with this Section 7.4

         7.5 COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

         7.6 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto. This Amended and Restated Agreement amends, restates and replaces the Prior Agreement in its entirety.

         7.7 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         7.8 WAIVER. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's right thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

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         7.9 INTERPRETATION. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation of this Agreement equally.

         7.10 APPLICABLE LAW. Should any provision of this Agreement, including, without limitation, any provision relating to compensation, be found to be in violation of any applicable law, rule or regulation, the parties hereto agree to execute an amendment to this Agreement to bring such provision into compliance with any such law, rule or regulation, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

                                    "Company"

                                    PHYSICIANS' SPECIALTY CORP.


                                    By: /s/ Gerald R. Benjamin
                                        ------------------------------
                                    Name: Gerald R. Benjamin
                                        ------------------------------
                                    Its:  Vice Chairman
                                        ------------------------------


                                    "Executive"

                                    RAMIE A. TRITT, M.D.

                                    /s/  Ramie A. Tritt
                                    ------------------------------


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